Exhibit 4.1

U.S. WELL SERVICES, LLC

USW FINANCING CORP.

14.50% SENIOR SECURED NOTES DUE 2017

SECOND SUPPLEMENTAL INDENTURE

Dated as of April 10, 2013

The Bank of New York Mellon Trust Company, N.A.,

as Trustee and Collateral Agent

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THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of April 10, 2013, is by and among U.S. Well Services, LLC, a Delaware limited liability company (the “Company”), USW Financing Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“USW Financing” and together with the Company, the “Issuers”), and The Bank of New York Mellon Trust Company, N.A., and any and all successors thereto, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).
WHEREAS, the Issuers and the Trustee and Collateral Agent have executed and delivered that certain Indenture dated as of February 21, 2012, as amended and supplemented by that certain First Supplemental Indenture dated July 16, 2012 (the “Indenture”), providing for the issuance of the 14.50% Senior Secured Notes due 2017 of the Issuers (the “Notes”);
WHEREAS, the Indenture provides that the Issuers may, subject to compliance with Section 4.09 of the Indenture, issue Additional Notes;
WHEREAS, Section 9.02(a) of the Indenture provides that any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Notes Guarantees or the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes;

WHEREAS, the Issuers have received consents from the Holders of a majority in aggregate principal amount of the then outstanding Notes to waiving any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Notes Guarantees or the Security Documents with regard to the issuance of Additional Notes;
WHEREAS, Section 9.01(a)(7) of the Indenture provides that the Indenture may be amended or supplemented without the consent of the Holders to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture;
WHEREAS, all things necessary to make the New Notes (as defined below), when executed by the Company, as applicable, and authenticated and delivered by the Trustee and issued upon the terms and subject to the conditions set forth herein and in the Indenture against payment therefor, the valid, binding and legal obligations of the Issuers and to make this Second Supplemental Indenture a valid, binding and legal agreement of the Issuers, have been done;
WHEREAS, the Company and USW Financing have been authorized by a resolution of their respective Board of Managers and Board of Directors, as applicable, to enter into this Second Supplemental Indenture; and
WHEREAS, it is provided in Section 9.04 of the Indenture that a supplemental indenture becomes effective in accordance with its terms and, thereafter binds every Holder of the Initial Notes and/or Additional Notes.
NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders, as follows:

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ARTICLE I
AUTHORIZATION AND ISSUANCE OF NEW NOTES
Section 1.1    Authorization and Issuance of New Notes. Pursuant to Section 2.02 of the Indenture, on the date hereof the Company shall issue an aggregate $12,000,000 principal amount of Additional Notes (the “New Notes”), which will have identical terms as the Initial Notes, other than with respect to the date of issuance and the issue price. In accordance with the Indenture, the Initial Notes and the New Notes issued will be treated as a single class for all purposes under the Indenture. The New Notes will be issued initially in the form of Restricted Global Notes.
ARTICLE II
MISCELLANEOUS PROVISIONS
Section 2.1    Defined Terms. For all purposes of this Second Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Second Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.
Section 2.2    Continuing Agreement. Except as herein amended, all terms, provisions and conditions of the Indenture, all Exhibits thereto and all documents executed in connection therewith shall continue in full force and effect and shall remain enforceable and binding in accordance with their terms.
Section 2.3    Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 2.4    Successors. All agreements of the Issuers in this Second Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and Collateral Agent in this Supplemental Indenture shall bind their successors.
Section 2.5    Duplicate Originals. All parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Second Supplemental Indenture via telecopy or other form of electronic transmission.
Section 2.6    Severability. In case any one or more of the provisions in this Second Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
Section 2.7    Trustee Disclaimer. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture

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or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers.
Section 2.8    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year written above.
U.S. WELL SERVICES, LLC
By:    /s/ Brian Stewart
Name:      Brian Stewart
Title:      President and CEO
USW FINANCING CORP.
By: /s/ Brian Stewart
Name:      Brian Stewart
Title:      President and CEO

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee and Collateral Agent
By:    /s/ R. Tarnas
Name:     R. Tarnas
Title:     Vice President

[Signature Page to Second Supplemental Indenture]